ShengdaTech’s First Quarter 2008 Conference Call

Participants: Crocker Coulson, Xiangzhi Chen, Anhui Guo, Linda Ni

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Introduction: Crocker Coulson, CCG Elite

Good morning ladies and gentlemen, and good evening to those of you joining us from China. I am Crocker Coulson from CCG Elite, the Company’s investor relations firm. Welcome to ShengdaTech’s first quarter 2008 conference call. With us today are Xiangzhi Chen, ShengdaTech's Chief Executive Officer, and Anhui Guo, Chief Financial Officer joining us from China. Also joining us is CCG Elite’s Linda Ni who will provide translation for your questions and answers.

I would like to remind our listeners that in this call management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to various risks, including but not limited to, such factors as unanticipated changes in product demand, especially in the tire and PVC industry, pricing and demand trends for the Company’s chemical products, the ability to attract new customers, ability to increase its product’s applications, and other information detailed from time to time in the Company's filings and future filings with the United States

Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 7, 2008. ShengdaTech assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days on ShengdaTech’s corporate website.

I will now provide the Management Discussion section on behalf of ShengdaTech’s Chairman and CEO, Mr. Xiangzhi Chen.

Business Overview: Crocker Coulson

Welcome everyone, and thank you for joining ShengdaTech’s first quarter 2008 conference call.

We are pleased to report first quarter 2008 results produced strong year-over-year growth in both our top and bottom lines. This growth reflects our ability to continue to expand our business in domestic and international markets, successfully develop new end applications for NPCC and maintain strict control over our operations. We are also proud of the recent upgrade of our securities to the NASDAQ Global Select Market from the NASDAQ Capital Market.

Revenue for the first quarter of 2008 increased to $28.6 million, up 28.7% from the first quarter of 2007. Revenues were relatively flat compared to the fourth quarter, due to the snowstorm which somewhat affected production at our Shaanxi factory, and the traditional one-week closure for the Chinese New Year holiday. Revenue generated from our NPCC segment increased 49.6% to $13.4 million, representing 47% of total revenue. Our chemical segment revenue increased 14.6% year-over-year to $15.1 million and accounted for the remaining 53% of total revenue.

Gross profit was $10.1 million, with gross margin of 35.2% up 3.8 percentage points from a year ago. Gross margin was favorably impacted by the increased contribution from the NPCC segment, along with strong pricing for chemical products. Net income was $7.4 million, up 37.1% year-over-year and fully diluted earnings per share were 14 cents, up from 10 cents in the same period a year ago.

Our strong financial results demonstrate the continuing robust demand for our NPCC products and our success in operating our expanded NPCC factories at full capacity. In addition, at the end of March 2008, we completed construction of three new stainless steel NPCC lines, each of which has 20,000 metric tons of annual production capacity. We constructed the new lines using stainless steel equipment instead of carbon steel equipment because stainless steel requires one-third less maintenance time and has an expected life of 30 years compared to 10 years for carbon steel.

More importantly, the stainless steel lines allow us to apply our patent-protected membrane dispersion technology, co-developed with Tsinghua University, which results in improved product purity and higher quality NPCC. This, in turn, yields better end-product performance and is a key competitive advantage in winning international customers. Our new lines began production and shipment of products in early April, and we expect them to reach full capacity by August. Our total NPCC capacity is now 190,000 metric tons per year, more than double our NPCC capacity a year ago.

While we anticipate 60% to 70% of our recently added capacity will be utilized by our existing customers, we are constantly seeking to win new customers. I am pleased to report significant progress in this area. Domestically, we added 11 new customers during the first quarter of 2008, including two PVC manufacturers, three tire manufacturers, two latex manufacturers and four adhesive manufacturers. Building upon our success in winning our first two international customers last year, we added three new international customers in the first quarter of 2008. These customers are located in Vietnam, Malaysia and Thailand and have purchased NPCC for use in PVC, polyethylene, and latex, respectively. We are also working closely with over 10 potential overseas customers for NPCC applications in polyethylene and adhesives in these same markets, plus Singapore.

Further penetration of international markets is an important part of our stated strategy, and our current focus is Southeast Asia, Asia, North America and Europe. Our current expectation is that international customers will grow to an annualized run-rate of approximately 15% of total revenue in 2008, up from 1% in 2007. To that end, we more than doubled our international sales force by adding five English-speaking and experienced sales professionals with extensive international trade experience. We have plans to expand our global sales coverage by adding another seven international sales professionals in 2008, based on our forecasted market potential.

We believe we are still in the early stages of penetrating the enormous market opportunity for high quality NPCC used as a functional filler in a variety of high-end applications. This is why one of the most important elements of our growth strategy is to utilize our world-class R&D capabilities to develop new applications for NPCC. In January, we introduced NPCC for use in surface coating of high-grade color ink jet paper. This NPCC product was co-developed with Jinan-Anne Paper Company, a subsidiary of Xiamen Anne Paper Company. The use of NPCC in color inkjet paper increases the paper’s whiteness, brightness, opacity, smoothness, rate of ink absorption and bolsters the paper’s tensile strength.

In February, we introduced a new NPCC product for use in polyethylene, or PE, and won two new customers, including an international customer, which is the largest plastic manufacturer in Singapore. PE is a highly attractive, versatile plastic, frequently used in consumer products such as plastic bags, shrink wrap for plastic drink bottles, food packaging and drink containers. The use of NPCC in PE products significantly improves the quality of the end products and reduces the amount of polyethylene needed, thereby reducing the overall cost of raw materials. This PE scenario is a typical example of the execution of our compelling value proposition, which we effectively demonstrate in every application we sell.

More recently, we made a significant breakthrough in developing a new NPCC product for use in asphalt. Our research team began this project in the fourth quarter of 2007 in collaboration with Tongji University, one of China’s leading technology universities. As functional filler in asphalt pavement, NPCC helps prevent water damage and ultraviolet oxidation, which are two of the primary causes of highway damage. Consequently, when our exclusive NPCC formulation is added to asphalt mix, it serves to decrease the frequency of costly road repairs. NPCC also can lower production costs for asphalt manufacturers, as it reduces the amount of raw materials needed to produce their finished product.

We are particularly excited about this new NPCC application, for good reason. According to industry reports, the asphalt market in China topped 12.3 million metric tons in 2005. Domestic demand is expected to outpace global demand, rising 6.0% annually through 2010 to over 16 million metric tons, as the industry benefits from the robust growth in infrastructure construction in China. We are working with some potential asphalt manufacturers to develop customized formulas, and expect to finalize customer acceptance within next month or two.

Another NPCC application in development is for use in epoxy resin. Epoxy-based materials are polymers often used in coatings, adhesives and composite materials such as those using carbon fiber and fiberglass reinforcements. Industry reports state that as of 2006 the epoxy industry amounted to more than $5 billion in North America and about $15 billion worldwide. The Chinese market has been growing rapidly, and is estimated to be more than 30% of the total world-wide market. We are also developing NPCC applications for automobile undercoating paints and paper manufacturing, including the use of NPCC in coating for a variety of paper grades, and as an additive used in paper manufacturing.

Given the number of new applications we are developing, creating strong demand in the domestic and international markets, we are actively exploring potential sites in Eastern China for our next phase of NPCC expansion, which will have an annual capacity of 120,000 MT. Construction on the first phase of 60,000 MT is expected to begin in August 2008, and production beginning in July or August 2009. The sites we are considering provide access to high-quality limestone quarries, close to our growing customer base, and close to a port convenient for shipping products to international customers.

Now briefly touching on our chemical business…

During the first quarter, we experienced strong growth in our coal-based chemical business due to increasing demand for fertilizer products in China. Revenue from ammonia bicarbonate, a key raw material used in producing nitrogenous fertilizers, saw the largest increase due to stronger market demand and an increase in market prices.

As part of our growth strategy, we aggressively continue to evaluate acquisition opportunities that would be complementary to our chemical business. The acquisition targets we are considering are companies with inefficient operations that can benefit from our expertise and superior production capabilities to quickly return to profitability. We are confident in our ability to successfully execute in this area, given our recognized record of improving our existing chemical business’ operations and returning it to profitability. We will provide updates as further developments are made.

Now I will discuss ShengdaTech’s financial results in detail on behalf of the Company’s CFO, Ms. Anhui Guo.

Financial Results - Crocker Coulson

Our revenues for the first quarter of 2008 increased to $28.6 million, up 28.7% from $22.2 million in the same quarter of 2007, This strong increase is attributed to the increased NPCC production capacity and our ability to develop product applications that add measurable value to our customers own products. NPCC now accounts for 47% of our revenue with 53% still coming from the chemical segment, compared to 40.5% and 59.5%, respectively, in the same period a year ago.

On a sequential basis, revenues were slightly down from the fourth quarter 2007. This was because the first quarter of 2008 had ten fewer shipping days as a result of the closure of the NPCC factories in Xianyang City, Shaanxi Province due to a snowstorm and a one-week closure for the Chinese New Year holiday. The lower number of shipping days was partially offset by stronger growth of chemical products in the first quarter of 2008 due to strong demand for chemical products in China.

Revenue from NPCC products increased 49.6% to $13.4 million in the first quarter of 2008 from $9.0 million a year ago. The increase in year-over-year revenue was due to the 40,000 metric tons of added NPCC capacity in July 2007, which was operating at full capacity during the first quarter of 2008. Total volume of NPCC sold during the first quarter of 2008 was 33,716 metric tons, up 10,465 metric tons, or 45%, from 23,251 metric tons a year ago. NPCC for use in tires and PVC represented the majority of the NPCC sales at 43.7% and 36.1% of total NPCC revenue, respectively. NPCC for use in latex increased 5.5% sequentially, representing 10.6% of total NPCC revenue. Sales of our new NPCC application, paper manufacturing, experienced the strongest sequential growth contributing 4.8% of total NPCC revenue, while other new NPCC applications for printing ink, paint, and PE generated 4.8% of NPCC revenue.

Our revenue from chemical products increased 14.6% to $15.1 million in the first quarter 2008 from $13.2 million a year ago. Sales of ammonia bicarbonate, representing 36.1% of the chemical segment’s revenue, increased 47.8% sequentially. While demand for fertilizers in winter, from December to next February, is normally not as strong as the other seasons, we did experience stronger market demand and an increase in market prices during this quarter. Liquid ammonia and methanol represented 33.4% and 15.5%, respectively, of the chemical segment’s revenue, and melamine contributed the remaining 14.9% of chemical segment revenue during the quarter.

Our gross profit in the first quarter of 2008 was $10.1 million, up 44.3% from $7.0 million a year ago. Gross margin for the quarter was 35.2% compared to 31.4% for the same period in 2007. The chemical segment benefited from strong pricing for ammonia bicarbonate and liquid ammonia resulting in gross margin of 30.1%, up 5.2 percentage points from 24.9% in the same period in 2007. Gross margin for the NPCC segment was 41.1% in the first quarter, relatively unchanged from 41.0% in the same quarter last year. Sequentially, gross margin for NPCC segment decreased slightly from 42.6% in the fourth quarter of 2007, due to a combination of increased depreciation expenses, higher limestone prices and fewer manufacturing days in the first quarter of 2008.

Selling expenses in the first quarter of 2008 were $0.4 million, or 1.5% of revenue, down from $0.5 million, or 2.2% of revenue, a year ago.

General and administrative expenses were $0.7 million, or 2.6% of revenue, compared to $0.5 million, or 2.1% of revenue, in the same period last year. The increase in G&A expense was mainly attributed to higher professional and legal expenses, costs related to the NASDAQ upgrade, and higher research and development expenses.

Operating income in the first quarter of 2008 was $8.9 million, up 47.8% from $6.0 million in the same period a year ago. Operating margin was 31.1% compared to 27.1% a year ago.

Provision for income tax in the first quarter of 2008 was $1.5 million, up from $0.7 million in the first quarter of 2007. The significant increase was due to the end of the first two-year phase of the income tax holiday at our Xiangyang factory, which began paying at a rate of 16.5% of taxable income beginning in 2008 and will continue at that lowered rate through 2010. For our facilities in Shandong, we began to pay a tax rate of 16.5% in 2007 and will continue through 2009.

Net income in the first quarter of 2008 was $7.4 million, up 37.1% from $5.4 million in the same period a year ago. Fully diluted earnings per share for the first quarter 2008 were $0.14, compared to $0.10 the same period last year.

And now turning to the balance sheet…

As of March 31, 2008, we had $18.4 million in cash and cash equivalents, $13.0 million in working capital and $0.8 million in long-term payables. Net cash provided by operating activities for the period was $15.3 million. Shareholders’ equity stood at $100.3 million, up from $89.0 million at year-end 2007.

As reported, subsequent to the quarter end, we determined the need to restate our year-end 2007 Balance Sheet and Cash Flow results for the year ended December 31, 2007 to correct a $17.2 million misclassification of Advances Paid to Suppliers, should be treated as Construction in Progress within Property and Equipment. This reclassification has the effect of decreasing Current Assets and increasing Fixed Assets by $17.2 million and also increases Cash Flow from Operations by that same amount.

Now I will provide some final remarks before we open up the call for questions and answers.

Crocker Coulson - Concluding remarks

I would like to conclude by saying that our success this quarter was the result of our proven ability to execute our business model by pioneering the use of NPCC as a functional filler in our ever-broadening range of applications. We are able to accomplish this due to our patent-protected membrane dispersion technology and world-class R&D. These allow us to produce higher-quality, more-stable NPCC products, which we use to develop new, higher-end market applications for NPCC. In order to create and capture the growing demand for NPCC, we introduced several new applications for our NPCC products and we were successful in expanding our presence in domestic and international markets. Subsequent to the quarter end, we brought another 60,000 metric tons of annual production capacity online and are in the planning stages for our next capacity expansion project.

Given recent strong market demand for our chemical products, we believe there are additional opportunities in the chemical business as we continue to evaluate potential acquisition targets that can enhance our existing operations.

With that we would like to close by thanking our shareholders for your support. And I will now open the call up to any questions you may have for management of ShengdaTech.